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                                                                    EXHIBIT 12.1

                         MICHAEL PETROLEUM CORPORATION

                       RATIO OF EARNINGS TO FIXED CHARGES
                                  (UNAUDITED)

                                                               Year Ended December 31,                     Pro-forma
                                                ------------------------------------------------------     ---------
                                                 1993        1994         1995       1996        1997         1997
                                                ------      ------       ------     ------      ------     ---------
                                                                 (In Thousands, Except Ratio Amounts)

Earnings
  Income Before Income Taxes .................. 2,831       (932)      (2,193)       (699)           4      (2,254)

  Add
    Interest and fixed charges ................   976        683        1,220         961        2,202      16,554
    Portion of rent under long-term
      operating leases representative of an
      interest factor .........................    48         33           30          17           23          23
                                                -----      -----        -----       -----        -----      ------
Total Earnings Available for Fixed Charges .... 3,855       (216)        (943)        279        2,229      14,323

Fixed Charges

  Interest and fixed charges .................    976        683        1,220         961        2,202      16,554
  Portion of rent under long-term
    operating leases representative of an
    interest factor ..........................     48         33           30          17           23          23
  Capitalized interest .......................    277        218                      217          574         574
                                                -----      -----        -----       -----        -----      ------
  Total Fixed Charges ........................  1,301        933        1,250       1,195        2,799      17,151

Ratio of Earnings to Fixed Charges(1) ........   2.96x          x            x           x            x           x
                                                =====      =====       ======       =====        =====      ======

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(1) Earnings were insufficient to cover fixed charges by $1,150,000,
    $2,193,000, $916,000 and $570,000 for the historical years ended December 31, 1994, 1995, 1996 and 1997, respectively, and $2,828,000 for the proforma year ended December 31, 1997.